Exhibit 99.1
Encore Acquisition Company Announces Second Quarter 2009 Results and
Provides Operations Update
FORT WORTH, Texas—(BUSINESS WIRE)—July 28, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited second quarter 2009 results.
The following table highlights certain reported amounts for the second quarter of 2009 as compared to the second quarter of 2008 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended June 30,
	2009	2008
Average daily production volumes (BOE/D)	41,407	38,214
Oil as percentage of total production volumes	64%	71%
Oil and natural gas revenues	$163.2	$354.8
Average realized combined price ($/BOE)	$43.30	$102.03
Oil and natural gas development and expl costs incurred	$72.0	$142.4
Unproved acreage costs incurred	$0.9	$18.6
Adjusted EBITDAX	$112.5	$248.2
Net loss	$(47.0)	$(35.7)
Net income (loss) excluding certain items	$(2.2)	$87.9
Weighted average diluted shares outstanding	51.8	52.3
Average daily production volumes for the second quarter of 2009 were 41,407 BOE/D, beating the midpoint of the guidance by over 1,500 BOE/D. The higher than expected production occurred during a quarter with only $72.0 million of new capital invested, a 49 percent reduction compared to the same period in 2008, highlighting the Company’s resilient production base and efficient operating practices. Second quarter 2009 production was eight percent higher than the same quarter of 2008. Net profits interest reduced wellhead volumes by 2,065 BOE/D in the second quarter of 2009 as compared to 1,943 BOE/D in the second quarter of 2008.
Encore reported a net loss excluding certain items of $2.2 million ($0.04 per diluted share) for the second quarter of 2009 as compared to net income excluding certain items of $87.9 million ($1.64 per diluted share) for the second quarter of 2008, largely due to lower oil and natural gas prices. Encore reported a net loss of $47.0 million ($0.91 per diluted share) for the second quarter of 2009 as compared to $35.7 million ($0.68 per diluted share) for the second quarter of 2008. Net income (loss) excluding certain items is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.

Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “In December of 2008, we began implementing a strategy to position Encore to take advantage of low commodity prices and ready the company to profit from the downturn and the subsequent rebound in oil prices. We reduced our drilling budget to stay within cash flow, and we cashed out our 2009 oil hedges in February, at the low point in the oil cycle, for almost $200 million. In June, with the subsequent increase in oil prices, we were able to reinvest these proceeds into an excellent oil and gas acquisition in two of our core areas, ArkLaTex and Oklahoma. The acquisition, the monetization proceeds, and Encore’s flat production base will allow us to exit 2009 with more production, more liquidity, and an increased drilling inventory. As our competitors were drilling through their low rate-of-return inventory to maintain their production, we decided it was smarter to highlight our flat production base and invest in an acquisition that should generate a higher return on equity, enhance Encore’s drilling inventory, and increase discretionary cash flow per share by ten percent in 2010. With high quality properties, a long life acquisition, and the procurement of CO2, 2009 will be a great year for Encore, but 2010 will be even better. In the fourth quarter Encore expects to have one rig drilling in the Haynesville, one in the Bakken, and one or two in West Texas. We plan to increase our activity in the Bakken and Haynesville in 2010.”
Adjusted EBITDAX was $112.5 million for the second quarter of 2009 as compared to $248.2 million for the second quarter of 2008. Adjusted EBITDAX is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Despite the Company’s higher reported production volumes, the Company’s oil and natural gas revenues fell to $163.2 million in the second quarter of 2009 as compared to $354.8 million in the second quarter of 2008, reflecting the current lower commodity price environment. The Company’s average oil differential tightened from $7.08 per Bbl in the second quarter of 2008 to $4.81 per Bbl in the second quarter of 2009. As a percentage of NYMEX, the Company’s differential of negative eight percent compares favorably to its previously released guidance of negative 12 percent. The Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, fell to $55.02 per Bbl in the second quarter of 2009 from $117.22 per Bbl in the second quarter of 2008.
The Company’s realized natural gas price declined from $11.12 per Mcf in the second quarter of 2008 to $3.67 per Mcf in the second quarter of 2009. The second quarter 2009 average NYMEX price was $3.49 per Mcf versus $10.94 per Mcf in the second quarter of 2008. The Company realized a positive $0.18 per Mcf differential in both the second quarter of 2009 and the second quarter of 2008. As a percentage of NYMEX, the second quarter of 2009 positive differential of five percent compares favorably to previously released guidance of a negative 15 percent on a dry gas basis due to favorable NGL pricing compared to natural gas on an energy equivalent basis.
Lease operating expenses were $40.5 million for the second quarter of 2009 ($10.74 per BOE), below the low end of previously released guidance, versus $40.7 million for the second quarter of 2008 ($11.70 per BOE). The Company has increased its focus on cost reductions and has been able to realize cost savings in many of its areas of operations, resulting in the lower than expected expenses, which it expects to retain throughout the remainder of the year.
General and administrative (“G&A”) expenses for the second quarter of 2009 were $13.8 million ($3.66 per BOE) versus $11.6 million ($3.32 per BOE) for the second quarter of 2008.
Exploration expense for the second quarter of 2009 was $15.9 million as compared to $11.6 million for the second quarter of 2008. During the second quarter of 2009, the Company expensed three gross (2.9 net) exploratory dry holes totaling $9.5 million, while only expensing two gross (2.0 net) exploratory dry holes totaling $6.6 million in the second quarter of 2008. Of the three dry holes expensed in the second quarter of 2009, one was spud in the Almond area of the Bakken in the first quarter of 2009 and two were spud in the ArkLaTex region in the latter part of 2008.
Other operating expense increased from $3.2 million for the second quarter of 2008 to $14.8 million for the second quarter of 2009. This primarily resulted as the Company recorded $10.0 million of asset valuation adjustments in the second quarter of 2009, comprising a $5.7 million adjustment to the carrying value of pipe and other tubular inventory whose market value had declined below cost and a $4.3 million adjustment to the carrying value of certain receivables from ExxonMobil related to Encore’s West Texas joint venture.
Encore completed 27 gross wells (9.9 net) during the second quarter of 2009, 24 of which (7.0 net) were successful. In the second quarter of 2009, Encore successfully implemented its stated goal of containing capital costs within internally generated cash flows. The Company accomplished this through a combination of planned reductions in the number of capital projects that were implemented and aggressive cost reductions. The Company plans to continue to invest in development and exploratory projects within internally generated cash flows as it strengthens its balance sheet through the remainder of the year.
The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Qtr Ended June 30,
	2009	2008
	(in thousands)
Acquisitions:
Proved properties	$27,470	$5,687
Unproved properties	874	18,642
Asset retirement obligations	60	68

Total acquisitions	28,404	24,397

Development:
Drilling and exploitation	24,993	76,876
Asset retirement obligations	39	118

Total development	25,032	76,994

Exploration:
Drilling	46,269	64,619
Geological and seismic	525	455
Delay rentals	136	357

Total exploration	46,930	65,431

Total costs incurred	$100,366	$166,822

Capital Budget Update
The Board of Directors has approved a revised capital budget of $340 million, an increase of $30 million from the Company’s previously announced capital budget. The Company plans to use the additional capital to add two drilling rigs, one drilling in the Bakken and the other in the Haynesville, as well as begin work on its recently announced CO2 tertiary recovery project in its Bell Creek Field.
Operations Update

West Texas
In the Company’s West Texas joint venture with ExxonMobil, three horizontal wells were brought online in the second quarter of 2009. The Pyote Gas Unit 2-3H was drilled in the Block 16 Field of the Delaware Basin. The well was completed in the Montoya Formation at a rate of 9.0 MMcf and 150 Bbls per day.  In the Wilshire Field of the Midland Basin, two wells were brought online during the second quarter of 2009. The McElroy Ranch 63H and the McElroy Ranch 60H were drilled and completed in the Devonian Formation with initial production rates of 3.4 MMcf and 185 Bbls per day and 2.5 MMcf and 350 Bbls per day, respectively.  The Company has seen significant drilling and completions savings in West Texas. In the Wilshire Field, the Company has experienced a ten percent decrease in drilling and completion costs in 2009 as compared to wells drilled and completed in 2008. The cost savings are a result of decreased prices in drilling and completion services, as well as continued efficiencies in the drilling and completion process.
Bakken/Sanish
In the second quarter of 2009, Encore drilled and completed its best well to date in the Charlson area in the Three Forks Sanish formation. The Charlson 44X-33H had an initial production rate of 1,630 BOE/D at a flowing pressure of 1,500 psi. The Company drilled and completed two additional wells in the second quarter of 2009, the Shipton 44-21H in the Almond area and the Charlson 11-6H well. The Shipton 44-21H tested wet after fracture stimulation (expensed as a dry hole in the second quarter of 2009), and the Charlson 11-6H had an initial production rate of 260 BOE/D. Encore also successfully re-fraced two wells in the Charlson area in the second quarter of 2009, the Charlson 44-32H and the Charlson 44X-31H. The average initial incremental rate from the refracs was 252 BOE/D at an average cost of $300 thousand per refrac. One month after the re-stimulation, the wells still have incremental production of 177 BOE/D. Encore plans to refrac a total of 12 wells in 2009.
Haynesville
The Company has seen increased activity in its non-operated Haynesville acreage in Northwest Louisiana. In the Caspiana Field in Desoto Parish, two horizontal wells were recently brought on line.  The Hall 9-1H went to sales in April at a rate of 13.7 MMcf/D, and in early July, the Dalton 10-1H went to sales at a rate of 12.0 MMcf/D.  Encore’s working interest in the Caspiana Field ranges between 28 and 34 percent. The Company expects two more non-operated Haynesville wells to be brought on line in the third quarter of 2009.  In addition, the Company expects to complete its second operated well in the Greenwood-Waskom Field in Caddo Parish in the third quarter of 2009.
Acquisition
The Company recently announced that it entered into definitive agreements with EXCO Resources, Inc. (NYSE: XCO) and an affiliate, EXCO Operating Company, LP, to acquire oil and natural gas properties in the Mid-Continent and East Texas for $375 million in cash, subject to customary purchase price adjustments and closing conditions. The acquisitions are expected to close in the third quarter of 2009, and the Company will begin including the results of operations and related production in its results beginning in September 2009.

Liquidity Update
At June 30, 2009, the Company’s long-term debt, net of discount, was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $225 million of 9.5% senior subordinated notes due May 1, 2016, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $175 million and $195 million of outstanding borrowings under Encore’s and Encore Energy Partners LP’s (“ENP”) revolving credit facilities, respectively.
The amount outstanding on revolving credit facilities decreased $168 million during the second quarter of 2009. The following table details the changes in the Company’s revolving credit facilities from the end of the first quarter of 2009 to the end of the second quarter of 2009, as well as pro forma credit facility balances after taking into consideration the previously announced acquisitions and ENP’s common unit offering that closed subsequent to the end of the second quarter of 2009 (in thousands):

	EAC	ENP	Total
Credit Facility Balance 3/31/09	$353,000	$185,000	$538,000
Bond Offering - 9.5%	(203,013)	—	(203,013)
ENP Vinegarone Acquisition	—	27,538	27,538
Sale of Assets from EAC to ENP	(25,800)	25,800	—
ENP Common Unit Offering	—	(41,152)	(41,152)
Acquisition Deposit	37,500	—	37,500
Working Capital (net)	13,313	(2,186)	11,127

Credit Facility Balance 6/30/09	175,000	195,000	370,000
Acquisition	337,500	—	337,500
Sale of Assets from EAC to ENP	(190,000)	190,000	—
ENP Common Unit Offering	—	(129,105)	(129,105)

Pro Forma Balance 6/30/09	$322,500	$255,895	$578,395

At June 30, 2009, the Company had $650 million of availability on its revolving credit facility and $45 million on ENP’s. Subsequent to the end of the second quarter, the lenders agreed to reaffirm Encore’s borrowing base at $825 million and to increase ENP’s borrowing base from $240 million to $375 million upon closing of the previously announced drop-down of properties from Encore. The following table details the Company’s pro forma availability under its revolving credit facilities after taking into consideration the previously announced acquisitions, ENP’s common unit offering, the drop-down of properties from Encore to ENP, and the expected increase in ENP’s borrowing base, all of which closed, or are scheduled to close, in the third quarter (in thousands):

	EAC	ENP	Total
Availability 6/30/09	$650,000	$45,000	$695,000
Redetermination	—	135,000	135,000
Acquisition	(337,500)	—	(337,500)
ENP Common Unit Offering	—	129,105	129,105
Sale of Assets from EAC to ENP	190,000	(190,000)	—

Pro Forma Availability 6/30/09	$502,500	$119,105	$621,605

The Company believes its pro forma liquidity is sufficient to meet current cash requirements. In addition, as part of the normal borrowing base redetermination process in the fall of 2009, the Company expects the borrowing base on EAC’s revolving credit facility to increase as a result of the additional reserve volumes purchased with the Mid-Continent and East Texas acquisitions.
Third Quarter 2009 Outlook
The Company expects the following in the third quarter of 2009 (includes one month of acquisition related results):

Average daily wellhead production volumes	43,300 to 45,000 BOE/D
Average daily net profits production volumes	1,500 to 1,800 BOE/D
Average daily reported production volumes	41,500 to 43,500 BOE/D
Oil and natural gas related development capital	$55 to $65 million
Unproved capital for leasehold acreage	$5 million
Lease operating expense	$10.50 to $11.25 per BOE
G&A expenses	$3.00 to $3.50 per BOE
Depletion, depreciation, and amortization	$19.50 to $20.00 per BOE
Production, ad valorem, and severance taxes	11% of wellhead revenues
Oil differential	-15% of NYMEX oil price
Natural gas differential – dry gas	-24% of NYMEX natural gas price
Income tax expense	39% effective rate
Income tax expense — current	$2 to $4 million
Conference Call Details
As announced today, the Company has procured a CO2 supply that will be used for a tertiary oil recovery project in its Bell Creek Field. In conjunction with the conference call to discuss second quarter financial and operating results, the Company will present its tertiary field development plan for its Bell Creek Field. Participants are encouraged to download presentation materials located on the Company’s website at www.encoreacq.com prior to the onset of the call.
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, July 29, 2009 at 9:30 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 20407161.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 20407161. The replay will be available through August 12, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.

About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding the likelihood of the closing of acquisitions and dispositions and the benefits to be derived therefrom, drilling plans, reaffirmation of Encore’s borrowing base, changes in ENP’s borrowing base, the status of wells and expectations regarding completion, expected net profits interests, expected production volumes and decline rates, expected expenses (including, without limitation, expected reductions), expected taxes, expected capital expenditures, expected differentials, the results of CO2 floods, and projected debt balances. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com

Exhibit 99.1
Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Oil	$133,677	$286,924	$221,966	$507,458
Natural gas	29,486	67,889	54,740	116,201
Marketing	315	2,521	1,121	6,577

Total revenues	163,478	357,334	277,827	630,236

Expenses:
Production:
Lease operating	40,451	40,697	84,676	81,047
Production, ad valorem, and severance taxes	17,033	35,043	28,852	62,495
Depletion, depreciation, and amortization	74,434	51,026	144,734	100,569
Exploration	15,934	11,593	27,133	17,081
General and administrative	13,779	11,559	27,473	21,246
Marketing	515	3,725	1,254	7,507
Derivative fair value loss	61,106	256,390	12,515	321,528
Other operating	14,835	3,226	21,178	5,732

Total operating expenses	238,087	413,259	347,815	617,205

Operating income (loss)	(74,609)	(55,925)	(69,988)	13,031

Other income (expense):
Interest	(19,126)	(16,785)	(35,089)	(36,545)
Other	657	686	1,211	1,537

Total other expense	(18,469)	(16,099)	(33,878)	(35,008)

Loss before income taxes	(93,078)	(72,024)	(103,866)	(21,977)
Income tax benefit	31,558	21,322	36,443	2,589

Consolidated net loss	(61,520)	(50,702)	(67,423)	(19,388)
Less: net loss attributable to noncontrolling interest	14,545	14,982	12,892	14,888

Net loss attributable to EAC	$(46,975)	$(35,720)	$(54,531)	$(4,500)

Net loss per common share:
Basic	$(0.91)	$(0.68)	$(1.05)	$(0.09)
Diluted	$(0.91)	$(0.68)	$(1.05)	$(0.09)

Weighted average common shares outstanding:
Basic	51,849	52,344	51,769	52,571
Diluted	51,849	52,344	51,769	52,571

Encore Acquisition Company Condensed Statements of Operations (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Revenues:
Oil	$110,495	$23,182	$183,051	$38,915
Natural gas	25,531	3,955	46,867	7,873
Marketing	206	109	842	279

Total revenues	136,232	27,246	230,760	47,067

Expenses:
Production:
Lease operating	33,502	6,949	69,845	14,831
Production, ad valorem, and severance taxes	13,971	3,062	23,450	5,402
Depletion, depreciation, and amortization	63,140	11,294	122,449	22,285
Exploration	15,916	18	27,093	40
General and administrative	10,972	2,807	22,477	4,996
Marketing	454	61	1,063	191
Derivative fair value loss (gain)	23,666	37,440	(14,018)	26,533
Other operating	14,177	658	19,803	1,375

Total operating expenses	175,798	62,289	272,162	75,653

Operating loss	$(39,566)	$(35,043)	$(41,402)	$(28,586)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Net loss	$(67,423)	$(19,388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash and other items	252,668	402,473
Changes in operating assets and liabilities	358,902	(30,770)

Net cash provided by operating activities	544,147	352,315

Net cash used in investing activities	(309,360)	(306,403)

Financing activities:
Net proceeds from (payments on) long-term debt, net of issuance costs	(152,550)	19,839
Proceeds from ENP issuance of common units, net of offering costs	40,724	—
Payments of deferred commodity derivative contract premiums	(69,536)	(20,583)
Repurchase of common stock	—	(39,118)
ENP cash distributions to noncontrolling interest	(12,153)	(11,168)
Other	(7,471)	5,008

Net cash used in financing activities	(200,986)	(46,022)

Increase (decrease) in cash and cash equivalents	33,801	(110)
Cash and cash equivalents, beginning of period	2,039	1,704

Cash and cash equivalents, end of period	$35,840	$1,594

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,		December 31,
	2009		2008
	(unaudited)
Total assets		$3,420,969		$3,633,195

Liabilities (excluding long-term debt)		$797,931		$830,136
6 1/4% Notes — due April 15, 2014	$150,000		$150,000
6 % Notes — due July 15, 2015	300,000		300,000
9 1/2% Notes — due May 1, 2016	225,000		—
7 1/4% Notes — due December 1, 2017	150,000		150,000
Discount — Senior Subordinated Notes	(22,088)		(5,189)
Revolving Credit Facility — EAC	175,000		575,000
Revolving Credit Facility — ENP	195,000		150,000

Long-term debt		1,172,912		1,319,811
Equity		1,450,126		1,483,248

Total liabilities and equity		$3,420,969		$3,633,195

Working capital (a)		$(53,025)		$188,678

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Total production volumes:
Oil (MBbls)	2,430	2,460	4,918	4,964
Natural gas (MMcf)	8,030	6,105	15,727	11,937
Combined (MBOE)	3,768	3,477	7,539	6,953

Average daily production volumes:
Oil (Bbls/D)	26,701	27,032	27,170	27,274
Natural gas (Mcf/D)	88,236	67,090	86,890	65,586
Combined (BOE/D)	41,407	38,214	41,652	38,205

Average realized prices:
Oil (per Bbl)	$55.02	$116.64	$45.14	$102.23
Natural gas (per Mcf)	3.67	11.12	3.48	9.73
Combined (per BOE)	43.30	102.03	36.70	89.69

Average expenses per BOE:
Lease operating	$10.74	$11.70	$11.23	$11.66
Production, ad valorem, and severance taxes	4.52	10.08	3.83	8.99
Depletion, depreciation, and amortization	19.75	14.67	19.20	14.46
Exploration	4.23	3.33	3.60	2.46
General and administrative	3.66	3.32	3.64	3.06
Derivative fair value loss	16.22	73.73	1.66	46.24
Other operating	3.94	0.93	2.81	0.82
Marketing loss	0.05	0.35	0.02	0.13

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Total production volumes:
Oil (MBbls)	2,002	428	4,065	853
Natural gas (MMcf)	6,802	1,228	13,350	2,377
Combined (MBOE)	3,135	633	6,290	1,249

Average daily production volumes:
Oil (Bbls/D)	21,997	4,704	22,456	4,714
Natural gas (Mcf/D)	74,738	13,498	73,758	13,132
Combined (BOE/D)	34,454	6,953	34,749	6,903

Average realized prices:
Oil (per Bbl)	$55.20	$54.16	$45.04	$45.61
Natural gas (per Mcf)	3.75	3.22	3.51	3.31
Combined (per BOE)	43.39	42.89	36.55	37.45

Average expenses per BOE:
Lease operating expense	$10.69	$10.98	$11.10	$11.87
Production, ad valorem, and severance taxes	4.46	4.84	3.73	4.32
Depletion, depreciation, and amortization	20.14	17.85	19.47	17.84
Exploration	5.08	0.03	4.31	0.03
General and administrative	3.50	4.44	3.57	4.00
Derivative fair value loss (gain)	7.55	59.17	(2.23)	21.24
Other operating	4.52	1.04	3.15	1.10
Marketing loss (gain)	0.08	(0.07)	0.04	(0.07)

Encore Acquisition Company
Derivative Summary as of July 28, 2009
(unaudited)
Oil Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Aug. — Dec. 2009 (c)
	3,130	$110.00	—	$—	—	$—
	—	—	440	97.75	—	—
	—	—	—	—	1,000	68.70

2010	880	80.00	440	93.80	—	—
	2,000	75.00	3,000	74.13	1,385	75.78
	8,385	62.83	500	65.60	1,750	64.08
	1,000	56.00	—	—	1,000	59.70

2011
	1,880	80.00	1,440	95.41	325	80.00
	2,500	70.00	—	—	1,060	78.42
	4,385	65.00	—	—	250	69.65

2012	—	—	500	82.05	835	81.19
	750	70.00	250	79.25	1,300	76.54
	2,135	65.00	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Aug. — Dec. 2009
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	5,000	7.45	—	—
	6,800	6.57	15,000	6.63	—	—
	15,000	5.64	—	—	—	—

2010
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	—	—	25,452	6.46
	—	—	—	—	550	5.86

2011
	3,398	6.31	—	—	27,952	6.48
	—	—	—	—	550	5.86

2012	898	6.76	—	—	25,452	6.47
	—	—	—	—	550	5.86
Interest Rate Swaps

	Notional	Fixed
Period	Amount	Rate	Floating Rate
	(in thousands)
Aug. 2009 — Jan. 2011	$50,000	3.1610%	1-month LIBOR
Aug. 2009 — Jan. 2011	25,000	2.9650%	1-month LIBOR
Aug. 2009 — Jan. 2011	25,000	2.9613%	1-month LIBOR
Aug. 2009 — Mar. 2012	50,000	2.4200%	1-month LIBOR

(b)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(c)	From time to time, EAC sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with EAC’s other floor contracts. In addition to the floor contracts shown above for 2009, EAC has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX,” which is a non-GAAP financial measure. The following tables provide reconciliations of “Adjusted EBITDAX” to net loss and net cash provided by operating activities, EAC’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted EBITDAX Including Hedge Monetization
Net loss attributable to EAC	$(46,975)	$(35,720)	$(54,531)	$(4,500)
Depletion, depreciation, and amortization	74,434	51,026	144,734	100,569
Non-cash equity-based compensation expense	2,783	3,309	6,863	6,205
Exploration	15,934	11,593	27,133	17,081
Asset valuation adjustments	9,969	—	9,995	—
Interest expense and other	18,469	16,099	33,878	35,008
Income taxes	(31,558)	(21,322)	(36,443)	(2,589)
Net loss attributable to noncontrolling interest	(14,545)	(14,982)	(12,892)	(14,888)
Payments of deferred commodity derivative contract premiums	(910)	—	(69,536)	(20,583)
Non-cash derivative fair value loss	84,851	238,194	365,678	300,370

Adjusted EBITDAX including hedge monetization	112,452	248,197	414,879	416,673
Changes in operating assets and liabilities	2,511	4,064	101,765	(28,904)
Other non-cash expenses	12,076	4,187	13,996	6,540
Interest expense and other	(18,469)	(16,099)	(33,878)	(35,008)
Current income taxes	2,653	(20,057)	(1,071)	(24,167)
Cash exploration expense	(661)	296	(869)	(1,536)
Asset valuation adjustments	(9,969)	—	(9,995)	—
Payments of deferred commodity derivative contract premiums	910	—	69,536	20,583
Purchased options	(8,981)	—	(10,216)	(1,866)

Net cash provided by operating activities	$92,522	$220,588	$544,147	$352,315

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted EBITDAX Excluding Hedge Monetization
Net loss attributable to EAC	$(46,975)	$(35,720)	$(54,531)	$(4,500)
Depletion, depreciation, and amortization	74,434	51,026	144,734	100,569
Non-cash equity-based compensation expense	2,783	3,309	6,863	6,205
Exploration	15,934	11,593	27,133	17,081
Asset valuation adjustments	9,969	—	9,995	—
Interest expense and other	18,469	16,099	33,878	35,008
Income taxes	(31,558)	(21,322)	(36,443)	(2,589)
Net loss attributable to noncontrolling interest	(14,545)	(14,982)	(12,892)	(14,888)
Payments of deferred commodity derivative contract premiums	(910)	—	(20,626)	(20,583)
Non-cash derivative fair value loss	84,851	238,194	148,305	300,370

Adjusted EBITDAX excluding hedge monetization	112,452	248,197	246,416	416,673
Changes in operating assets and liabilities	2,511	4,064	319,138	(28,904)
Other non-cash expenses	12,076	4,187	13,996	6,540
Interest expense and other	(18,469)	(16,099)	(33,878)	(35,008)
Current income taxes	2,653	(20,057)	(1,071)	(24,167)
Cash exploration expense	(661)	296	(869)	(1,536)
Asset valuation adjustments	(9,969)	—	(9,995)	—
Payments of deferred commodity derivative contract premiums	910	—	20,626	20,583
Purchased options	(8,981)	—	(10,216)	(1,866)

Net cash provided by operating activities	$92,522	$220,588	$544,147	$352,315

     “Adjusted EBITDAX” is used as a supplemental financial measure by EAC’s management and by external users of EAC’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of EAC’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of EAC’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) EAC’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net loss, operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.

Encore Acquisition Company
Non-GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)
     This press release also includes a discussion of “net income (loss) excluding certain items,” which is a non-GAAP financial measure. The following tables provide a reconciliation of “net income (loss) excluding certain items” to net loss, EAC’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2009		2008
	Total	Per Diluted Share	Total	Per Diluted Share
Net loss attributable to EAC	$(46,975)	$(0.91)	$(35,720)	$(0.68)
Add: change in fair value in excess of premiums and OCI amortization	58,755	1.14	197,051	3.69
Add: asset valuation adjustments	9,969	0.19	—	—
Less: tax effect of above items	(23,957)	(0.46)	(73,441)	(1.37)

Net income (loss) excluding certain items	$(2,208)	$(0.04)	$87,890	$1.64

Net Income Excluding Certain Items Including Hedge Monetization

	Six Months Ended June 30,
	2009		2008
	Total	Per Diluted Share	Total	Per Diluted Share
Net loss attributable to EAC	$(54,531)	$(1.05)	$(4,500)	$(0.09)
Add: change in fair value in excess of premiums and OCI amortization	258,952	4.93	239,101	4.47
Add: asset valuation adjustments	9,995	0.19	—	—
Less: tax effect of above items	(99,435)	(1.89)	(89,111)	(1.66)

Net income excluding certain items including hedge monetization	$114,981	$2.18	$145,490	$2.72

Net Income Excluding Certain Items Excluding Hedge Monetization

	Six Months Ended June 30,
	2009		2008
	Total	Per Diluted Share	Total	Per Diluted Share
Net loss attributable to EAC	$(54,531)	$(1.05)	$(4,500)	$(0.09)
Add: change in fair value in excess of premiums and OCI amortization	90,489	1.73	239,101	4.47
Add: asset valuation adjustments	9,995	0.19	—	—
Less: tax effect of above items	(35,943)	(0.68)	(89,111)	(1.66)

Net income excluding certain items excluding hedge monetization	$10,010	$0.19	$145,490	$2.72

     EAC believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income (loss) excluding certain items” should not be considered an alternative to net loss, operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “net income (loss) excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income (loss) excluding certain items” in the same manner.